FIRST CHESTER COUNTY CORPORATION
                              RESTRICTED STOCK PLAN

     AWARD AGREEMENT FOR CLAY T. HENRY We are pleased to advise you that First Chester County Corporation (the "Corporation") hereby awards to you under the First Chester County Corporation 2005 Restricted Stock Plan (the "Plan"), a Restricted Stock Award with respect to 1,000 shares of Common Stock of the Corporation, subject to your signing this Agreement and the provisions hereof. This award is subject in all respects to the applicable provisions of the Plan, a complete copy of which has been furnished to you and receipt of which you acknowledge by acceptance of the award. Such provisions are incorporated herein by reference and made a part hereof. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan.

1. Issuance of Shares. You will be issued 1,000 shares of Common Stock as of the date you commence employment with First National Bank of Chester County (the "Grant Date"), subject to the terms, conditions and restrictions of this Agreement and the Plan. The Corporation may withhold the actual delivery of a stock certificate evidencing shares of Common Stock issued under this Restricted Stock Award until such shares have become vested and transferable under the terms hereof.

2. Vesting. Shares of Common Stock issued to you under this Restricted Stock Award shall vest according to the following schedule; provided, however, that you are employed by, or engaged to provide services to, the Corporation or an affiliate thereof through and as of any applicable vesting date: 100% of the shares issued under the Restricted Stock Award shall vest on the date which is ninety (90) days after the Grant Date.

3. Transferability. The shares of Common Stock issued to you under this Restricted Stock Award shall not be transferable by you prior to the date such shares become vested under the terms of this Agreement and the Plan, except in the case of your death.

4. Voting, Dividend and Tender Offer Rights. You shall have all voting, dividend and tender offer rights with respect to shares of Common Stock issued to you under this Restricted Stock Award whether or not such shares are vested or unvested. Cash dividends shall be distributed to you. Stock dividends shall be issued to you and shall become vested under the same terms and conditions as the shares under your Restricted Stock Award to which they pertain.

5. Withholding of Applicable Taxes. It shall be a condition to the Corporation's obligation to deliver Common Stock to you pursuant to this Restricted Stock Award that you pay, or make provision satisfactory to the Corporation for the payment of, any taxes (other than stock transfer taxes) the Corporation is obligated to collect with respect to the delivery of Common Stock under this Restricted Stock Award, including any applicable federal, state, or local withholding or employment taxes.

6. Amendment. This Agreement may be amended, in whole or in part and in any manner not inconsistent with the provisions of the Plan, at any time and from time to time, by written agreement between the Corporation and you. The undersigned hereby acknowledges this Restricted Stock Award on behalf of the Corporation as of October 2, 2006.

FIRST CHESTER COUNTY CORPORATION
By:      Kevin Quinn
Title:   President

To indicate your acceptance and agreement to this Restricted Stock Award, please execute and immediately return to the Corporation the enclosed duplicate original of this Agreement.

ACCEPTED AND AGREED TO:
/s/Clay T. Henry
----------------

Clay T. Henry
October 31, 2006
Date